Exhibit 15.1

May 9, 2013

Enstar Group Limited

3rd Floor, Windsor Place

22 Queen Street

Hamilton HM 11

Bermuda

With respect to registration statements No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8, we acknowledge our awareness of the use therein of our report dated May 9, 2013 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Audit Limited

Hamilton, Bermuda